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                                                                    EXHIBIT 99.1


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors
Visual Software, Inc.
Woodland Hills, California

We have audited the consolidated balance sheets of Visual Software and subsidiaries as of June 30, 1994 and 1995, and the related consolidated statements of operations, changes in stockholders' equity (deficiency) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Visual Software Exports Limited ("VSEL"), a wholly owned foreign subsidiary, and its wholly owned subsidiary, Visual Software U.K. Sales Limited ("VS U.K."). The separate statements of VSEL reflect total assets of $155,827 and $927,913 as of June 30 1994 and 1995, respectively, and total revenues of $124,917 from September 1993 (inception) to June 30, 1994, and $387,347 for the year ended June 30, 1995. The separate statements of VS U.K. reflect total assets of $222,880 as of June 30, 1995, and total revenues of $237,030 from October 1994 (inception) to June 30, 1995. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for VSEL and its subsidiary, VS U.K., is based solely on the reports of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Visual Software and subsidiaries as of June 30, 1994 and 1995, and the consolidated results of their operations, changes in stockholders' equity (deficiency) and their cash flows for the years then ended in conformity with generally accepted accounting principles.

The consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the consolidated financial statements and as described in Note 2, the Company incurred a net loss of $952, 169 and $1,083,843 for the years ended June 30, 1994 and 1995, respectively, had an accumulated deficit of $2,615,007 and $3,698,850, and a negative working capital of $1,201,052 and $697,063 as of June 30, 1994 and 1995, respectively. Subsequent to year end, the Company signed an agreement to merge with a publicly traded company in a business combination to be accounted for as a pooling of interests. Unless this merger is consummated, the conditions referred to above raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                    /s/  ROTH BOOKSTEIN & ZASLOW


Los Angeles, California
   March 18, 1996